Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is by and between TeleTech Services Corporation, including its subsidiaries, affiliates, their successors and assigns, their directors, officers, employees and agents (the “Company” or “TeleTech”) and Keith Gallacher (“Employee”), and shall be effective as of the Start Date of employment (“Effective Date”).

1.                                      Appointment.

a.                                      TeleTech hereby employs Employee as Executive Vice President, Global Markets and Industries, reporting to the Chairman and Chief Executive Officer, Kenneth Tuchman of TeleTech Holdings, Inc.  Employee hereby accepts such employment with TeleTech to begin on June 3, 2013 (“Start Date”).

b.                                      Employee shall devote his full-time and best efforts to the performance of all duties as shall be assigned to Employee from time to time by TeleTech.  Unless otherwise specifically authorized in writing by TeleTech, Employee shall not engage in any other business activity, or otherwise be gainfully employed.  This shall not preclude Employee from serving on Boards of Directors with Company’s prior written approval or from managing his own investment portfolio in accordance with the provisions of the Company’s Code of Conduct and any other applicable policy or law.

c.                                       Employee acknowledges that, as part of Employee’s employment duties hereunder, Employee may be required to perform services for, and serve as an officer and/or director of, subsidiaries and affiliates of TeleTech, on behalf of and as requested by TeleTech, and Employee agrees to perform such duties to the extent they are consistent with his position.  Employee shall render such services as are necessary and desirable to protect and advance the best interests of the Company, acting, in all instances, in accordance with the Code of Conduct and all Company policies.

2.                                      Compensation.

a.                                      Salary and Salary Review.  Employee’s base salary shall be $400,000 per year, payable in equal installments in accordance with the Company’s standard payroll practice, less legally required deductions and withholdings.  The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) may, in its sole discretion, increase, or decrease Employee’s base salary, as and when the Compensation Committee deems appropriate.  In the event of a salary decrease, Employee’s written consent is required.

b.                                      Signing Bonus.  On or about July 31, 2013, TeleTech will pay Employee a signing bonus of $85,000.00 less federal, state, local and payroll withholdings.  Employee will receive an additional $85,000 less applicable withholdings in March 2014, provided, however, if Employee voluntarily leaves TeleTech within 18

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months after his Start Date, or Employee is terminated “for cause” (with the exception of job performance, as set forth in 8(f)(2)(viii), in which case the Signing Bonus shall not be repayable to the Company), then Employee must repay, on a pro rata basis, any portion that Employee has received at the time of resignation or termination “for cause”.

c.                                       Guaranteed First Year Bonus.  Provided that Employee remains employed with TeleTech through the actual bonus payout date to occur in March 2014, Employee shall receive a minimum Guaranteed Bonus of at least $350,000 in that same month, exclusive of any additional bonus(es) he may be eligible to receive under the Variable Incentive Plan referenced below or any other bonus.

d.                                      Annual Incentive.  Beginning May 1, 2013, and on a yearly basis thereafter on January 1 of the new year, Employee will be eligible to participate in an annual discretionary performance based incentive award, currently referred to as the Company’s Variable Incentive Plan (“VIP”) consisting of both a cash and equity component with payouts tied to varying achievement levels of the Company (e.g., operating income as % of revenue), and vertical targets (e.g., bookings, revenue, operating income, and NPS for which Employee will have oversight), and individual targets. This paragraph 2(d) and its subparts generally describe the VIP and cash and equity components. The final terms and conditions of the VIP for 2013 will be set forth in a separate document to be presented to Employee during the second quarter of 2013 and shall supersede and replace this paragraph 2(d) and its subparts.

(i)                                    Cash Component:  Employee shall be eligible to receive a cash incentive through discretionary performance based incentive awards of up to two (2) times Employee’s then current base salary per year, commencing in 2013 with the cash incentive for the first year being payable in March 2014, based on the following and as set-forth by the Company for each year in which Employee is eligible to participate in VIP: (1) Company-wide business results; (2) business-segment results; (3) execution against strategy to deliver on a long-term plan to meet revenue and operating income goals; and, (4) individual performance. Any cash incentive issued in the Year 2014 for achievements obtained in the Year 2013 by Employee, shall be pro-rated based on Employee’s Start Date.  In certain circumstances, and as set forth in the VIP, Employee may be eligible for a larger cash bonus in the event of overachievement.

(ii)                                Equity Component.  Employee shall be eligible to receive Fair Market Value equity grants with a cash value of up to two (2) times Employee’s base salary, if all Employee’s and the Company’s annual targets are fully met on an annual basis, commencing in March 2014 with equal vesting over five years on the anniversary date of issue. The Fair Market Value equity grant will be determined based on a variety of performance criteria including but not limited to: Company and business unit revenue and operating income; signings revenue, operating income and NPS; and individual performance goals and objectives set forth by the Company for Employee.  Any Fair Market Value equity grant issued in the Year 2014 for achievements obtained in the Year 2013 by Employee and the Company shall be pro-rated based on Employee’s Start Date.

4.                                      Restricted Stock Units.

a.                                      Time-Based RSU Grant.  TeleTech Holdings, Inc. (“TeleTech Holdings”), the parent company of TeleTech, shall grant Employee 75,000 restricted stock units (“RSUs”) contingent upon the approval of the Compensation Committee.  The Time-Based RSUs shall vest in accordance with the terms and conditions set forth in the Restricted Stock Unit Agreement, attached hereto as Exhibit A.  Employee will be eligible for additional annual RSU grants as recommended by the CEO and as approved by the Compensation Committee.

5.                                      Benefits.

a.                                      Medical, Vision, Dental, Insurance and Long-Term Disability Insurance.  Employee and his dependents shall be eligible for coverage under the group medical, vision, and dental insurance and other insurance plans made available to the Company’s employees, beginning on the first of the month after 30 days from the Effective Date.  In the time period between Employee’s Start Date and when Employee and his dependents are eligible for coverage (“the Waiting Period”), the Company shall pay Employee’s portion of COBRA during the Waiting Period.  In the event the Company does not offer an employer-sponsored health plan to its employees, the Company shall reimburse Employee’s reasonable premiums for private health care coverage for himself and his dependents, during his employment and while such coverage is not offered, up to $1,500.00, grossed up, per month.

b.                                      Miscellaneous benefits.  Employee shall receive benefits generally applicable to the Company’s management employees that are from time to time in effect, such as the Company’s 401(k) and Deferred Compensation Plans.

6.                                      Paid Leave.

Employee shall receive Paid Time Off (PTO) pursuant to the then current PTO Policy (or any other vacation/sick policy then in effect).  Employee will also be paid for time off for certain holidays as set forth in Company’s then current Company Holiday Policy.  In the event the PTO Policy changes during the course of Employee’s employment, Employee shall immediately and automatically accrue no less than twenty (20) days of PTO.

7.                                      Relationship Between this Agreement and Other Company Agreements.

In the event of any direct conflict between any term of this Agreement and any TeleTech contract, policy, procedure, guideline or other publication addressing the same terms and conditions contained in this Agreement, the terms of this Agreement shall control in regards to Employee’s employment.

8.                                      Termination.

a.                                      Termination by Either Party.  Except as set forth in paragraphs 8(c), (d) and (e) below, upon 30 days written notice, either party may terminate the employment relationship.  Both parties may mutually agree to a shorter period.

b.                                      Termination by the Company Without Cause.  Upon 30 days written notice, the Company, in its sole discretion, may terminate Employee’s employment without “Cause” (as “Cause” is defined in paragraph 8(f), below).  In this instance, if Employee executes a separation agreement identical to or substantially similar to the agreement set forth in Exhibit B (attached hereto), releasing all legal claims except for those that cannot legally be released and Employee continues to comply with all terms of such Separation Agreement, and any other agreement signed by Employee, as severance compensation TeleTech shall pay Employee the sum of 12 months of Employee’s then-current Annual Base Pay (i.e., $400,000), measured on the then current monthly basis and payable over a 12 month period in accordance with TeleTech’s then current regular pay periods and policies, less legally required deductions and withholdings.   No other compensation or bonuses will be deemed “earned” and/or payable at or following termination, such as any bonuses, equity grants, accelerated vesting, or any other pay.

If TeleTech terminates this Agreement without Cause under this paragraph 8(b), and TeleTech pays Employee all salary and compensation earned as of the termination date, and provides Employee severance compensation and severance benefits in the amount and on the terms specified in this paragraph 8(b), TeleTech’s acts in doing so shall be in complete accord and satisfaction of any claim that Employee has or may at any time have for compensation or payments of any kind from TeleTech arising from or relating in whole or part to Employee’s employment with TeleTech and/or this Agreement. If the Separation Agreement and legal release referenced above is not signed within thirty (30) days from when the agreement is presented to Employee, then Employee waives his right to receive any severance compensation or severance benefits, even if Employee were to successfully litigate any claim against Company.  Employee is not entitled to severance compensation or severance benefits if Employee terminates his own employment with Company with the exception of the terms set forth in paragraph 8(g).  Employee shall remain subject to the Company’s Confidentiality and Arbitration agreements and any other similar agreements executed shortly prior to, or during his employment, all of which survive termination of employment.

c.                                             Termination by the Company for Cause.  The Company may terminate this Agreement effective immediately for Cause, as set forth in paragraph 8(f), upon notice to Employee, with the Company’s only obligation being the payment of any salary and compensation earned as of the date of termination, and any continuing obligations under Company or benefit plans then in effect, and without liability for severance compensation of any kind, including the base pay severance set forth in paragraph 8(b) above.

d.                                      Termination Upon Employee’s Death.  This Agreement shall terminate immediately upon Employee’s death.  Thereafter, the Company shall pay to Employee’s estate all compensation fully earned, and benefits fully vested as of the last date of Employee’s continuous, full-time active employment with the Company.  For purposes of this Agreement, continuous, full-time active employment shall be defined as the last date upon which Employee continuously performed his job responsibilities on a regular, full-time basis consisting of 35 hours or more per week, and in the usual course of the Company’s business (“Continuous Full-Time Active Employment”).  The Company shall not be required to pay any form of severance, severance benefits, or other compensation concerning or on account of Employee’s employment with the Company or the termination thereof,

e.                                       Termination Following Disability.  During the first ninety (90) calendar days after a mental or physical condition that renders Employee unable to perform the essential functions of his position with reasonable accommodation (the “Initial Disability Period”), Employee shall continue to receive his base salary pursuant to paragraph 2(a).  Thereafter, if Employee qualifies for benefits under the Company’s long term disability insurance plan (the “LTD Plan”), then Employee shall remain on leave for as long as Employee continues to qualify for such benefits, up to a maximum of 180 consecutive days (the “Long Term Leave Period”).  The Long Term Leave Period shall begin on the first day following the end of the Initial Disability Period.  During the Long Term Leave Period, Employee shall be entitled to any benefits to which the LTD Plan entitles Employee, but no additional compensation from the Company in the form of salary, performance bonus, equity grants, allowances or otherwise. If during or at the end of the Long Term Leave Period Employee remains unable to perform the essential functions of his position, then the Company may terminate this Agreement and/or Employee’s employment. If the Company terminates this Agreement or Employee’s employment under this paragraph 8(e), the Company’s payment obligation to Employee shall be limited to all compensation fully earned, and benefits fully vested as of the last date of Employee’s Continuous, Full-Time Active Employment with the Company.

f.                                        Definition of “Cause”.

(1)                                 Years One and Two: For the first two full years of employment commencing from Employee’s Time-Based RSU grant date and up until the first day upon which the Time-Based RSU’s vest, “Cause” shall only include any the following acts: (i) fraud, theft (or attempted theft), embezzlement, (or attempted embezzlement), dishonest acts or illegal conduct; (ii) similar acts of willful misconduct of the Employee resulting in material damage to the Company; (iii) a material breach by the Employee of this Agreement that is not cured within fifteen (15) days following the

Employee’s receipt of written notice of such breach from the Company; (iv) use of any unlawful controlled substance or use of alcohol to an extent that it interferes on a continuing and material basis with the performance of his duties under this Agreement, (v) a breach of a fiduciary duty that results in material impact to the Company and/or that results in personal profit to the Employee (as determined by the Company in its sole discretion); (vi) unauthorized use of trade secrets or confidential information (or the Company’s reasonable belief that Employee has or attempted to do so); or (vii) aiding a competitor of the Company or any of its affiliates or subsidiaries.  .

(2)                                 After Year Two: Following the first vesting date on Employee’s new hire RSU grant date (i.e., commencement of Employee’s third full year of employment and the day after the first vesting of Time-Based RSU’s)  “Cause” shall include all of the acts set forth above in paragraph 8(f)(1), and shall also include: (viii) failure by the Employee in the performance of his duties that results in a material adverse effect on the Company, which, in the case of such failure is capable of being cured, is not cured to the satisfaction of the Company within thirty (30) days after the Company gives the Employee notice of such failure.  Employee’s failure to perform his job duties may include, but is not limited to, failure to meet individual or Company goals, metrics, revenue and other targets set forth by the Company with input and/or collaboration by Employee; and/or Employee’s placement on any performance improvement plan or disciplinary action at the time of Termination.

For purposes of this Agreement, “material” shall mean any event, occurrence, incident, condition, act or omission of an act, which has, or could reasonably be expected to result in an adverse consequence to the Company, or its shareholders, including but not limited to, its core business, prospects for business, operations, financial condition and legal claims and defenses.

g.                                      Change in Base Pay, Reporting, Job Level, and Bonus Target Amount.  The Employee shall be employed in the capacity of Executive Vice President, Global Markets & Industries.  Employee and the Company agree that any reduction in Employee’s base pay, any change in Employee’s reporting to someone other than the Company CEO, any material reduction in job level in the Company, or any reduction in Employee’s annual incentive bonus target amount (Cash and Equity), constitutes termination without “Cause” under Paragraph 8 and severance compensation will be due to Employee in accordance with those terms within 30 days from the date of this change(s).  Employee must provide written notice within 30 days to the CEO requesting severance under paragraph 8(g).  For clarity sake, nothing in this provision 8(g) shall prohibit the Company from modifying Employee’s job duties from time to time in accordance with business needs, provided there is no change in Employee’s pay, status, and reporting structure, as determined by TeleTech.

9.                                      Relocation not Required.  The Company shall not require Employee to relocate until such time as is mutually agreed to by both Employee and the Company.

10.                               Travel Required.  Company agrees that Employee will be permitted to travel on business class for international travel and red-eye US flights.

11.                               Successors and Assigns.  The Company, its successors and assigns may in their sole discretion assign this Agreement to any person or entity in connection with the acquisition of all or substantially all the assets of the Company, with or without Employee’s consent as long as Employee is guaranteed that the terms in this Employment Agreement will be adhered to by any successors or assignees.  This Agreement thereafter fully shall bind, and inure to the benefit of the Company’s successors or assigns and in the event of a sale of all or a portion of the Company’s stock or assets, this Agreement shall continue in full force and effect.  Employee shall not assign either this Agreement or any right or obligation arising hereunder.

12.                               Dispute Resolution.

Employee and the Company agree that in the event of any controversy or claim arising out of or relating to Employee’s employment with and/or separation from the Company, they shall negotiate in good faith to resolve the controversy or claim privately, amicably and confidentially.  Each party may consult with counsel in connection with such negotiations.  All controversies and claims arising from or relating to Employee’s employment with the Company and/or the termination of that employment that cannot be resolved by good-faith negotiations shall be resolved only by final and binding arbitration.  Employee agrees to execute, simultaneously with the execution of this Agreement, the Company’s current Arbitration Agreement.

13.                               Non-Disclosure, Non-Competition and Non-Solicitation.

Employee agrees to execute, simultaneously with the execution of this Agreement, the Company’s current Agreement to Protect Confidential Information, Assign Inventions and Prevent Unfair Competition and Unfair Solicitation (“Confidentiality Agreement”), which, among other things, restricts Employee from engaging in any activity in competition with the Company for a one-year period following Employee’s termination or resignation from Employment.

14.                               Section 409A.

a.                                      Interpretation.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from, or complies with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Internal Revenue Service guidance and Treasury Regulations thereunder (“Section 409A”).

b.                                      Separation from Service; Separate Payments.  Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A, and such payment or benefit would otherwise be payable or distributable hereunder by reason of Employee’s termination of employment, all references to Employee’s “termination of employment” shall be construed to mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), and Employee shall not be considered to have had a termination of employment unless such termination constitutes a “separation from service” with respect to Employee.  If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

c.                                       Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if Employee is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of Employee’s “separation from service”, any benefit or payment that constitutes non-exempt “nonqualified deferred compensation” (within the meaning of Section 409A) shall be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), and any such delayed payment shall be paid to Employee in a lump sum during the ten (10) day period commencing on the earlier of (i) the expiration of the six-month period from the date of Employee’s “separation from service,” or (ii) Employee’s death.  To the greatest extent permitted under Section 409A, any separate payment or benefit under the Agreement will not be deemed to constitute “nonqualified deferred compensation” subject to Section 409A and the six-month delay requirement to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) or 1.409A-1(b)(9), or in any other applicable exception or provision of Section 409A.

d.                                      Reimbursements.  With regard to any provision in this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such arrangement provides for a limit on the amount of expenses that may be reimbursed over some or all of the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expenses were incurred.

e.                                       Cooperation.  If the parties hereto determine that any payments or benefits payable under this Agreement intended to comply with Section 409A do not so comply, Employee and the Company agree to amend this Agreement, or take such other actions as Employee and the Company deem necessary or appropriate, to comply with the requirements of Section 409A, while preserving benefits that are, in the aggregate, no less favorable than the benefits as provided to Employee under this Agreement.  If any provision of this Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

15.                               Miscellaneous.

a.                                      Governing Law.  This Agreement, and all other disputes or issues arising from or relating in any way to the Employee’s relationship with Employee, shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

b.                                      Severability. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable.  To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

c.                                       Modification of Agreement.  This Agreement or any other term or condition of employment shall not be modified by word or deed, except in writing signed by Employee and Executive Vice President of Human Capital for TeleTech.

d.                                      Waiver.  No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel.  No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

e.                                       Construction.  Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular.  The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the agreement’s terms and to consult with counsel of their own choosing.  Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the agreement’s drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

f.                                        Employee’s Representations and Warranties.  Employee represents and warrants, to the best of his knowledge, that the Employee is not a party to any other employment, non-competition or other agreement or restriction which could interfere with Employee’s employment with the Company or Employee’s or the Company’s rights and obligations hereunder, and that Employee’s acceptance of employment with the Company and the performance of Employee’s duties hereunder will not breach the provisions of any contract, agreement, or understanding to which Employee is a party or any duty owed by Employee to any other person.

g.                                      Counterparts, Telecopies and PDFs.  This Agreement may be executed in counterparts, or by copies transmitted by pdf or telecopier, which counterparts and/or facsimile transmissions shall have the same force and effect as had the contract been executed in person and in original form.

h.                                      Return and/or Forfeiture of Compensation and Equity Grants.  Notwithstanding any other provision in this Agreement or in the Equity Agreements, in the event that pursuant to the terms or requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or of any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission or any listing requirements of any stock exchange or stock market on which any securities of TeleTech trade, from time to time, and in the event any bonus payment, stock award or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of TeleTech, then any payments made or awards granted shall be returned and forfeited to the extent required and as provided by applicable laws, rules, regulations or listing requirements.  This Section 15(h) shall survive any expiration or termination of this Agreement for any reason.

Employee acknowledges and agrees: that he understands this Agreement; that he enters into it freely, knowingly, and mindful of the fact that it creates important legal obligations and affects his legal rights; and that he understands the need to consult concerning this Agreement with legal counsel of his own choosing, and has had a full and fair opportunity to do so.

[SIGNATURES FOLLOW]

Employee:		TeleTech Services Corporation:

By:		By:

Name:	Keith Gallacher	Name:	Regina Paolillo

		Its:	Executive Vice President and Chief Financial and Administrative Officer,

Exhibit A

To

Executive Employment Agreement

(Time-Based RSU Grant)

See attached.

Exhibit B

To

Executive Employment Agreement

(Sample Severance Agreement and Release of Claims)

See attached.